EXHIBIT 1-b

MORGAN STANLEY

Global Medium-Term Notes, Series J and Series K

EURO DISTRIBUTION AGREEMENT

November 16, 2017

Morgan Stanley & Co. International plc

25 Cabot Square
Canary Wharf London E14 4QA
United Kingdom

Ladies and Gentlemen:

Morgan Stanley, a Delaware corporation (the “Company”), confirms its agreement with you with respect to the issue and sale from time to time by the Company primarily outside the United States of up to $412,769,898,320 (or the equivalent thereof in one or more currencies other than U.S. dollars) aggregate initial public offering price, as such amount may be increased from time to time upon due authorization by the Company, of its Global Medium-Term Notes, Series J and Series K, each due more than nine months from the date of issue (the “Notes” and together with any other securities that may be offered by post-effective amendment to the Registration Statement referred to below, the “Program Securities”), in each case subject to reduction as a result of (A) the prior sale of the Company’s Notes and (B) the prior or future sale of (i) the Company’s Global Medium-Term Notes Series A, Series F and Series I, to be sold primarily inside the United States, (ii) Global Units, Series F, to be sold primarily inside the United States, (iii) Global Warrants, Series F, to be sold primarily inside the United States, (iv) certain of the Company’s other debt securities, warrants, common stock, preferred stock, purchase contracts and units and of capital securities of certain Morgan Stanley Capital Trusts and (v) the prior or future sale of certain securities of Morgan Stanley Finance LLC. Application may, in certain circumstances described in the Prospectus and Time of Sale Prospectus referred to below, be made for admission of particular Series J Notes to listing, trading and/or quotation by a listing authority, stock exchange and/or quotation system. The Series K Notes will not be listed on any stock exchange.

The Notes will be issued as senior indebtedness of the Company. The Notes will be issued pursuant to the provisions of a senior indenture dated as of November 1, 2004, between the Company and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), as trustee (the “Trustee”) (as supplemented by the First Supplemental Senior Indenture dated as of September 4, 2007, the Second Supplemental Senior Indenture dated as of January 4, 2008, the Third Supplemental Senior Indenture dated as of September 10, 2008, the Fourth Supplemental Senior Indenture dated as of December 1, 2008, the Fifth Supplemental Senior Indenture dated as of April 1, 2009, the Sixth Supplemental Senior Indenture dated as of September 16, 2011, the Seventh Supplemental Senior Indenture dated as of November 21, 2011, the Eighth Supplemental Senior Indenture dated as of May 4, 2012, the

Ninth Supplemental Senior Indenture dated as of March 10, 2014 and the Tenth Supplemental Senior Indenture dated as of January 11, 2017 and as may be further supplemented or amended from time to time, the “Indenture”). Purchase contracts (“Purchase Contracts”) that require holders to satisfy their obligations thereunder when such Purchase Contracts are issued are referred to as “Pre-paid Purchase Contracts.” Pre-paid Purchase Contracts that settle in cash (“Cash-settled Pre-paid Purchase Contracts”) generally will be issued under the Indenture. Pre-paid Purchase Contracts that do not settle in cash (“Physically-settled Pre-paid Purchase Contracts”) may be issued under the Indenture (such Physically-settled Pre-paid Purchase Contracts, together with the Cash-settled Pre-paid Purchase Contracts, the “Indenture Pre-paid Purchase Contracts”).

The Notes will have the maturities, interest rates, redemption provisions, if any, and other terms as set forth in the Prospectus referred to below and any Term Sheets (as defined in Section 3(m) below) referred to below. The Purchase Contracts will have the closing dates, purchase or sale prices and other terms as set forth in the Prospectus and any Term Sheets. Program Securities other than Notes will have the terms as set forth in the Prospectus and any Term Sheets.

The Company has initially appointed The Bank of New York Mellon, London Branch, at its principal office in London, as principal paying agent for the Notes (in such capacity, the “Principal Paying Agent”).

The Notes will be issued in registered form without coupons (the “Registered Notes”). Registered Notes in global form (“Global Registered Notes”) will be issued either under the Classic Safekeeping Structure (“CSS”) or under the New Safekeeping Structure (“NSS”). Global Registered Notes issued under the CSS will be registered in the name of a nominee of a common depositary located outside the United States for Euroclear Bank SA/NV, as operator of the Euroclear System (the “Euroclear Operator”), Clearstream Banking S.A. (“Clearstream”), or any other relevant clearing system. Global Registered Notes issued under the NSS will be registered in the name of a nominee of a common safekeeper (“CSK”) located outside the United States for the Euroclear Operator or Clearstream.

The Company hereby appoints you as its exclusive agent for the purpose of soliciting and receiving offers to purchase Program Securities from the Company by others and, on the basis of the representations and warranties herein contained, but subject to the terms and conditions herein set forth, you agree to use reasonable efforts to solicit and receive offers to purchase Program Securities upon terms acceptable to the Company at such times and in such amounts as the Company shall from time to time specify. In addition, you may also purchase Program Securities as principal pursuant to the terms of a terms agreement relating to such sale (a “Notes Terms Agreement”) in accordance with the provisions of Section 2(b) hereof.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement, including a prospectus, relating to the Program Securities. Such registration statement as amended at the Commencement Date (as hereinafter defined), including the documents incorporated therein by reference and the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430B of the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the

“Registration Statement.” The Company proposes to file with the Commission from time to time, pursuant to Rule 424 under the Securities Act, supplements to the prospectus relating to the Program Securities included in the Registration Statement that will describe certain terms of the Program Securities. The prospectus covering the Program Securities in the form first used to confirm each sale of Program Securities (or in the form first made available to the agent by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Basic Prospectus.” The Basic Prospectus, as supplemented by a prospectus supplement and/or one or more product supplements and/or pricing supplements setting forth the terms of the Program Securities, in the form first used to confirm each sale of Program Securities (or in the form first made available to the agent by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act), is hereinafter referred to as the “Prospectus.” The term “preliminary prospectus” means any preliminary form of the Prospectus. The term “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act. The term “Time of Sale” in respect of Program Securities means any time at or prior to the confirmation of any sales of any such Program Security. The term “Time of Sale Prospectus” means the Basic Prospectus, each preliminary prospectus and/or Term Sheet, if any, and each free writing prospectus, if any, that has been prepared by or on behalf of the Company relating to such Program Securities as of such Time of Sale. The term “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person. As used herein, the terms “Registration Statement,” “Basic Prospectus,” “Prospectus,” “preliminary prospectus” and “Time of Sale Prospectus” shall include the documents, if any, incorporated by reference therein. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Registration Statement, the Basic Prospectus, any preliminary prospectus, the Time of Sale Prospectus or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

1.  Representations and Warranties. The Company represents and warrants to and agrees with you as of the Commencement Date, as of each date on which you solicit offers to purchase Program Securities, as of each date on which the Company accepts an offer to purchase Program Securities (including any purchase by you as principal pursuant to a Notes Terms Agreement), as of each date the Company issues and delivers Program Securities and as of each date the Registration Statement or the Basic Prospectus is amended or supplemented, as follows (it being understood that such representations, warranties and agreements shall be deemed to relate to the Registration Statement, the Basic Prospectus and the Prospectus, each as amended or supplemented to each such date):

(a)  The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the Commission. If the Registration Statement is an automatic shelf registration statement as defined in Rule 405 under the Securities Act, the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) eligible to use the Registration Statement as an automatic shelf registration statement and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement.

(b)  (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Time of Sale Prospectus or the Prospectus complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) each part of the Registration Statement, when such part became effective, did not contain and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (v) the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, at each Time of Sale of Program Securities in connection with the offering thereof when the Prospectus is not yet available to prospective purchasers and at each date on which the Company issues and delivers Program Securities, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (vi) each broadly available road show, if any, when considered together with the applicable Time of Sale Prospectus, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (vii) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (viii) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto, except that (1) the representations and warranties set forth in this paragraph do not apply to (A) statements or omissions in the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon information relating to you furnished to the Company in writing by you expressly for use therein or (B) those parts of the Registration Statement that constitute the Statements of Eligibility (Forms T-1) under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), of the Trustees and (2) the representations and warranties set forth in clauses (iv) and (vii) above, when made as of the Commencement Date or as of any date on which you solicit offers to purchase Program Securities or on which the Company accepts an offer to purchase Program Securities, shall be deemed not to cover information concerning an offering of particular Program Securities to the extent such information will be set forth in a supplement to the Basic Prospectus.

(c)  The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for any free writing prospectuses and electronic road shows each furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus.

(d)  The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended; the Company has the corporate power and authority to own its property and to conduct its business as described in the Prospectus and the Time of Sale Prospectus, if applicable, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its consolidated subsidiaries, taken as a whole.

(e)  Each subsidiary of the Company has been duly organized, is validly existing as a corporation, limited liability company, partnership, limited partnership or other legal entity recognized by the laws of the jurisdiction in which such subsidiary was organized, is in good standing under the laws of the jurisdiction of its organization, has the power and authority to own its property and to conduct its business as described in the Prospectus and the Time of Sale Prospectus, if applicable, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its consolidated subsidiaries, taken as a whole; all of the issued shares of capital stock of each consolidated subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.

(f)  Each of this Agreement and any applicable Written Notes Terms Agreement (as hereinafter defined) has been duly authorized, executed and delivered by the Company.

(g)  The Indenture has been duly qualified under the Trust Indenture Act and each of the Indenture and the International Central Securities Depositaries Agreement dated January 11, 2017 among the Company, the Euroclear Operator and Clearstream

(the “ICSD Agreement”) has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(h)  The forms of Notes (including the forms of Indenture Pre-paid Purchase Contracts) have been duly authorized and established in conformity with the provisions of the relevant Indenture and, when the Notes (and the Indenture Pre-paid Purchase Contracts) have been executed and authenticated in accordance with the provisions of the relevant Indenture (and, if the Notes are issued under the NSS, have been duly effectuated by the relevant CSK) and delivered to and duly paid for by the purchasers thereof, the Notes (and the Indenture Pre-paid Purchase Contracts) will be entitled to the benefits of such Indenture and will be valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(i)  The execution and delivery by the Company of this Agreement, the Notes and Indenture Pre-paid Purchase Contracts, the Indenture, the ICSD Agreement and any applicable Written Notes Terms Agreement and the performance by the Company of its obligations under this Agreement, the Notes, the Indenture Pre-paid Purchase Contracts, the Indenture, the ICSD Agreement and any applicable Notes Terms Agreement will not contravene any provision of applicable law or the certificate of incorporation or by-laws of the Company or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its consolidated subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any of its consolidated subsidiaries, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, the Notes, the Indenture Pre-paid Purchase Contracts, the Indenture, the ICSD Agreement and any applicable Notes Terms Agreement, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Program Securities; provided, however, that no representation is made as to whether the purchase of the Program Securities constitutes a “prohibited transaction” under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended.

(j)  There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Prospectus and the Time of Sale Prospectus, if applicable.

(k)  There are no legal or governmental proceedings pending or threatened to which the Company or any of its consolidated subsidiaries is a party or to which any of the properties of the Company or any of its consolidated subsidiaries is subject (i) other than proceedings accurately described in all material respects in the Prospectus and the Time of Sale Prospectus, if applicable, and proceedings that would not have a material adverse effect on the Company and its consolidated subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under this Agreement, the Indenture or the Program Securities or to consummate the transactions contemplated by the Prospectus or (ii) that are required to be described in the Registration Statement or the Prospectus and are not so described and there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed or incorporated by reference as exhibits to the Registration Statement that are not described, filed or incorporated as required.

(l)  The Company is not, and after giving effect to the offering and sale of the Program Securities and the application of the proceeds thereof as described in the Prospectus will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(m)  Each of the Company and its consolidated subsidiaries has all necessary consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, to own, lease, license and use its properties and assets and to conduct its business in the manner described in the Prospectus and the Time of Sale Prospectus, if applicable, except to the extent that the failure to obtain or file would not have a material adverse effect on the Company and its consolidated subsidiaries, taken as a whole.

(n)  Morgan Stanley & Co. LLC is registered as a broker-dealer and investment adviser with the Commission, is registered with the Commodity Futures Trading Commission as a futures commission merchant and is a member of the New York Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc.

(o)  If the Notes are issued under the NSS, the Notes will have been properly effectuated by the CSK.

Notwithstanding the foregoing, it is understood and agreed that the representations and warranties set forth in Section 1(b)(iii), 1(b)(iv), 1(b)(v), 1(b)(vi) and 1(b)(vii), 1(h) (except as to due authorization of the Notes and Indenture Pre-paid Purchase Contracts) and 1(i), when made as of the Commencement Date, or as of any date on which you solicit offers to purchase Program Securities, with respect to any Program Securities the payments of principal or interest on which, or any other payments with respect to which, will be determined by reference to one or more currency exchange rates, commodities, securities of entities affiliated or unaffiliated with the Company, baskets of such securities, equity indices or to other property or other factors, shall be deemed not to address the application of the Commodity Exchange Act, as amended, or the rules, regulations or interpretations of the Commodity Futures Trading Commission.

2.  Solicitations as Agent; Purchases as Principal.

(a)  Solicitations as Agent. In connection with your actions as agent hereunder, you agree to use reasonable efforts to solicit offers to purchase Program Securities upon the terms and conditions set forth in the Prospectus as then amended or supplemented.

The Company reserves the right, in its sole discretion, to instruct you to suspend at any time, for any period of time or permanently, the solicitation of offers to purchase Program Securities. Upon receipt of at least one business day’s prior notice from the Company, you will forthwith suspend solicitations of offers to purchase Program Securities from the Company until such time as the Company has advised you that such solicitation may be resumed. While such solicitation is suspended, the Company shall not be required to deliver any certificates, opinions or letters in accordance with Sections 5(a), 5(b) and 5(c); provided, however, that if the Registration Statement or Prospectus is amended or supplemented during the period of suspension (other than by an amendment or supplement providing solely for (i) a change in the interest rates, redemption provisions, amortization schedules or maturities offered on the Notes or (ii) for a change you deem to be immaterial), you shall not be required to resume soliciting offers to purchase Program Securities until the Company has delivered such certificates, opinions and letters as you may request.

The Company agrees to pay to you, as consideration for the sale of each Program Security resulting from a solicitation made or an offer to purchase received by you, a commission in the form of a discount from the purchase price of such Program Security. In the case of a Note, such discount shall be equal to between .125% and .750% (depending upon such Note’s maturity) of the principal amount of such Note (provided that the commission for Notes having a maturity of 30 years or more will be negotiated) or such other discount as may be specified in the prospectus supplement relating to such Note.

You shall communicate to the Company, orally or in writing, each offer to purchase Program Securities received by you as agent that in your judgment should be considered by the Company. The Company shall have the sole right to accept offers to purchase Program Securities and may reject any offer in whole or in part. You shall have the right to reject any offer to purchase Program Securities that you consider to be unacceptable, and any such rejection shall not be deemed a breach of your agreements contained herein. The procedural details relating to the issue and delivery of Program Securities sold by you as agent and the payment therefor shall be as set forth in the Administrative Procedures (as hereinafter defined).

(b)  Purchases as Principal. Each sale of Program Securities to you as principal shall be made in accordance with the terms of this Agreement. In connection with each such sale, the Company will enter into a Notes Terms Agreement that will provide for the sale of such Program Securities to and the purchase thereof by you. Each Notes Terms Agreement will take the form of either (i) a written agreement between you and the Company, which may be substantially in the form of Exhibit A hereto (a “Written Notes Terms Agreement,”), or (ii) an oral agreement between you and the Company confirmed in writing by you to the Company.

Your commitment to purchase Program Securities as principal pursuant to a Notes Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of the Company herein contained and shall be subject to the terms and conditions herein set forth. Each Notes Terms Agreement shall specify the principal amount of Notes to be purchased by you pursuant thereto, the maturity date of such Notes, the price to be paid to the Company for such Notes, the interest rate and interest rate formula, if any, applicable to such Notes and any other terms of such Notes. Each such Notes Terms Agreement may also specify any requirements for officers’ certificates, opinions of counsel and letters from the independent auditors of the Company pursuant to Section 4 hereof. A Notes Terms Agreement may also specify certain provisions relating to the reoffering of such Notes by you.

Each Notes Terms Agreement shall specify the time and place of delivery of and payment for such Notes. Unless otherwise specified in a Notes Terms Agreement, the procedural details relating to the issue and delivery of Notes purchased by you as principal and the payment therefor shall be as set forth in the Administrative Procedures. Each date of delivery of and payment for Program Securities to be purchased by you as principal pursuant to a Notes Terms Agreement is referred to herein as a “Settlement Date.”

Unless otherwise specified in a Notes Terms Agreement, if you are purchasing Program Securities as principal you may resell such Program Securities to other dealers. Any such sales may be at a discount, which shall not exceed the amount set forth in the Time of Sale Prospectus and Prospectus relating to such Notes.

(c)  Administrative Procedures. You and the Company agree to perform the respective duties and obligations specifically provided to be performed in the Administrative Procedures (attached hereto as Exhibit B) (the “Administrative Procedures”), as amended from time to time. The Administrative Procedures may be amended only by written agreement of the Company and you.

(d)  Delivery. The documents required to be delivered by Section 4 of this Agreement as a condition precedent to your obligation to begin soliciting offers to purchase Program Securities as agent of the Company shall be delivered at the office of Sidley Austin llp, your counsel, not later than 4:00 p.m., New York City time, on the date hereof, or at such other time and/or place as you and the Company may agree upon in writing, but in no event later than the day prior to the earlier of (i) the date on which you begin soliciting offers to purchase Program Securities and (ii) the first date on which the Company accepts any offer by you to purchase Program Securities as principal. The date of delivery of such documents is referred to herein as the “Commencement Date.”

(e)  Free Writing Prospectuses. In connection with your actions hereunder, you covenant that, unless you obtain the prior consent of the Company, you will not make any offer relating to the Program Securities that would constitute an “issuer free writing prospectus,” as defined in Rule 433(h) under the Securities Act, or that would otherwise constitute a free writing prospectus required to be filed with the Commission.

3.  Agreements. The Company agrees with you that:

(a)  The Company will furnish to you a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company relating to the offering of the Program Securities and the Company will not use or refer to any proposed free writing prospectus to which you reasonably object.

(b)  The Company will not take any action that would result in you or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by you or on your behalf that you otherwise would not have been required to file thereunder.

(c)  If the Time of Sale Prospectus is being used to solicit offers to buy Program Securities at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of your counsel, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, the Company will forthwith prepare, file with the Commission and furnish, at the Company’s own expense, to you and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(d)  Prior to the termination of the offering of the Program Securities pursuant to this Agreement or pursuant to any Notes Terms Agreement, the Company will not file any Time of Sale Prospectus or prospectus supplement (including any product supplement or pricing supplement) relating to the Program Securities or any amendment to the Registration Statement relating to the Program Securities unless the Company has previously furnished to you a copy thereof for your review and will not file any such proposed supplement or amendment to which you reasonably object; provided, however, that the foregoing requirement shall not apply to any of the Company’s periodic filings with the Commission required to be filed pursuant to Section 13(a), 13(c), 13(f), 14 or 15(d) of the Exchange Act, copies of which filings the Company will cause to be delivered to you promptly after being transmitted for filing with the Commission. Subject to the foregoing sentence, the Company will promptly cause each supplement to the Basic Prospectus relating to the Program Securities (including any product supplement or pricing supplement) to be filed with or transmitted for filing to the Commission in accordance with Rule 424(b) under the Securities Act. The Company will promptly advise you (i) of the filing of any amendment or supplement to the Basic Prospectus, (ii) of the filing and effectiveness of any amendment to the Registration Statement, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Basic Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration

Statement or the institution or threatening of any proceeding for that purpose, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Program Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (vi) of the issuance by any non-United States regulatory authority of any request for information relating to the Program Securities or suspension of the listing, trading and/or quotation of any Program Securities then admitted to listing, trading and/or quotation by any listing authority, stock exchange and/or quotation system. The Company will use its best efforts to prevent the issuance of any such stop order or notice of suspension of qualification or listing and, if issued, to obtain as soon as possible the withdrawal thereof. If the Basic Prospectus is amended or supplemented as a result of the filing under the Exchange Act of any document incorporated by reference in the Prospectus, you shall not be obligated to solicit offers to purchase Program Securities so long as you are not reasonably satisfied with such document.

(e)  If, at any time when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) relating to the Program Securities is required to be delivered under the Securities Act or made available to purchasers of the Program Securities, any event occurs or condition exists as a result of which the Prospectus, as then amended or supplemented, would include an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act), as then amended or supplemented, is delivered to a purchaser, not misleading, or if, in your opinion or in the opinion of the Company, it is necessary at any time to amend or supplement the Prospectus, as then amended or supplemented, to comply with applicable law, the Company will immediately notify you by telephone (with confirmation in writing) to suspend solicitation of offers to purchase Program Securities and, if so notified by the Company, you shall forthwith suspend such solicitation and cease using the Prospectus, as then amended or supplemented. If the Company shall decide to amend or supplement the Registration Statement or Prospectus, as then amended or supplemented, it shall so advise you promptly by telephone (with confirmation in writing) and, at its expense, shall prepare and cause to be filed promptly with the Commission an amendment or supplement to the Registration Statement or Prospectus, as then amended or supplemented, that will correct such statement or omission or effect such compliance and will supply such amended or supplemented Prospectus to you in such quantities as you may reasonably request. If any documents, certificates, opinions and letters furnished to you pursuant to Section 3(i) and Sections 5(a), 5(b) and 5(c) in connection with the preparation and filing of such amendment or supplement are satisfactory in all respects to you, upon the filing with the Commission of such amendment or supplement to the Prospectus or upon the effectiveness of an amendment to the Registration Statement, you will resume the solicitation of offers to purchase Program Securities hereunder. Notwithstanding any other provision of this Section 3(e), until the distribution of any Program Securities you may own as principal has been completed, if any event described above in this Section 3(e) occurs, the Company will, at its own expense, forthwith prepare and cause to be filed promptly with the Commission an amendment or supplement to the

Registration Statement or Prospectus, as then amended or supplemented, satisfactory in all respects to you, will supply such amended or supplemented Prospectus to you in such quantities as you may reasonably request and shall furnish to you pursuant to Section 3(h) below and Sections 5(a), 5(b) and 5(c) such documents, certificates, opinions and letters as you may request in connection with the preparation and filing of such amendment or supplement.

(f)  The Company will make generally available to its security holders and to you as soon as practicable earning statements that satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder covering a period of at least twelve months beginning, in each case, not later than the first day of the Company’s fiscal quarter next following the “effective date” (as defined in Rule 158 under the Securities Act) of the Registration Statement with respect to each sale of Program Securities.

(g)  The Company will furnish in New York City, without charge, (i) to you, a signed copy of the Registration Statement, including exhibits and all amendments thereto, and as many copies of the Prospectus, any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request and (ii) to the extent that you purchase Program Securities pursuant to a Notes Terms Agreement or solicit an offer to purchase Program Securities that is accepted by the Company, prior to 10:00 a.m. New York City time on the business day next succeeding the date of such Notes Terms Agreement or the acceptance of such offer, as many copies of the Prospectus, as then amended or supplemented (including the Time of Sale Prospectus and the prospectus supplement relating to the Program Securities to be purchased pursuant to such Notes Terms Agreement or accepted offer), as you may reasonably request.

(h)  During the term of this Agreement, the Company shall furnish to you such relevant documents and certificates of officers of the Company relating to the business, operations and affairs of the Company, the Registration Statement, the Basic Prospectus, any amendments or supplements thereto, any Time of Sale Prospectus, the Indenture, the ICSD Agreement, the Notes, the Purchase Contracts, this Agreement, the Administrative Procedures, any Notes Terms Agreement and the performance by the Company of its obligations hereunder or thereunder as you may from time to time reasonably request.

(i)  The Company shall notify you promptly in writing of any downgrading, or of its receipt of any notice of any intended or potential downgrading or of any review for possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the securities of the Company or in the rating outlook for the Company by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act, or Rating and Investment Information, Inc.

(j)  Whether or not any sale of Program Securities is consummated or this Agreement or any Notes Terms Agreement is terminated, the Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement and any Notes Terms Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants, of the Trustees and their counsel and of the Principal Paying Agent and its counsel and any paying agents for the Program Securities appointed by the Company in connection with the registration and delivery of the Program Securities under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, the Prospectus, any preliminary prospectus, the Time of Sale Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, including the filing fees payable to the Commission relating to the Securities (within the time required by Rule 456(b)(1), if applicable), all printing costs associated therewith, and the mailing and delivering of copies thereof to you and the dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Program Securities to you, including any transfer or other taxes payable thereon, (iii) the fees and expenses incurred with respect to the admission of any Series J Notes to listing, trading and/or quotation by any listing authority, stock exchange and/or quotation system if so specified in the Prospectus and Time of Sale Prospectus or if required by Section 3(o) hereof, (iv) all filing fees and the reasonable fees and disbursements of your counsel, if any, incurred in connection with any review and qualification of the offering of the Program Securities by the Financial Industry Regulatory Authority, Inc., (v) any fees charged by the rating agencies for the rating of the Program Securities, (vi) all fees and expenses in connection with the preparation and filing of any registration statement on Form 8-A relating to any Program Securities and all costs and expenses incident to listing the Program Securities on any national securities exchanges and foreign stock exchanges, (vii) the cost of the preparation, issuance and delivery of the Program Securities, (viii) the costs and charges of any trustee, transfer agent, registrar or depositary, (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Program Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, (x) the document production charges and expenses associated with printing this Agreement, the Indenture and any Notes Terms Agreement, (xi) the fees and disbursements of your counsel incurred in connection with the offering and sale of the Program Securities, including any opinions to be rendered by such counsel hereunder, (xii) any out-of-pocket expenses incurred by you (provided that any advertising expenses incurred by you shall have been approved by the Company) and (xiii) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section and Section 6 entitled “Indemnity and Contribution,” you will pay all of your costs and expenses, including fees and disbursements of your counsel, transfer taxes payable on resale of any of the Program Securities by you and any advertising expenses connected with any offers you may make.

(k)  If the third anniversary of the initial effective date of the Registration Statement occurs during an offering of Program Securities before all of the Program Securities then being offered have been sold by you, prior to the third anniversary the Company will file a new shelf registration statement and take any other action necessary to permit the public offering of the Program Securities to continue without interruption; references herein to the Registration Statement shall include the new registration statement declared effective by the Commission or that automatically becomes effective upon filing with the Commission in accordance with Rule 462(e) under the Securities Act.

(l)  During the period beginning on the date of any Notes Terms Agreement and continuing to and including the Settlement Date with respect to such Notes Terms Agreement, the Company will not, without your prior consent, offer, sell, contract to sell or otherwise dispose of any debt securities of the Company substantially similar to the Notes set forth in such Notes Terms Agreement (other than (A) the Notes that are to be sold pursuant to such Notes Terms Agreement, (B) Notes previously agreed to be sold by the Company and (C) commercial paper issued in the ordinary course of business), except as may otherwise be provided in the applicable Notes Terms Agreement.

(m)  Unless otherwise notified by you, the Company will prepare a final term sheet (a “Term Sheet”) relating to each offering of the Program Securities, containing only information that describes the final terms of the Program Securities or the offering, in a form consented to by you, and will file such Term Sheet within the period required by Rule 433(d)(5)(ii) under the Securities Act following the date the final terms have been established for the offering of the Program Securities.

(n)  The Company will indemnify and hold you harmless against any documentary, stamp or similar transfer or issue tax, including any interest and penalties, on the issue of the Program Securities in accordance with the terms of this Agreement, on the execution and delivery of this Agreement or any Written Notes Terms Agreement, that are or may be required to be paid under the laws of the United Kingdom, the United States or any political subdivision or taxing authority thereof or therein.

(o)  In connection with any application to admit any Series J Notes to listing, trading and/or quotation by a listing authority, stock exchange and/or quotation system (as specified in the Prospectus and Time of Sale Prospectus), the Company will furnish from time to time any and all documents, instruments, information and undertakings and publish all advertisements or other material that may be necessary in order to effect such listing, trading and/or quotation and will maintain such listing and trading until none of the relevant Series J Notes is outstanding or until such time as payment of principal, premium, if any, and interest in respect of the relevant Series J Notes has been duly provided for, whichever is earlier; provided, however, that if the Company can no longer reasonably maintain such listing, trading and/or quotation, including, but not limited to, in circumstances where obtaining or the maintenance thereof would require preparation of financial statements in accordance with accounting standards other than U.S. GAAP or where the proposed European Union Transparency Obligations Directive (the “Directive”) is implemented in a manner that, in the Company’s opinion, is burdensome, it will consider obtaining and maintaining the quotation for, or listing and trading of, the relevant Series J Notes by such other listing authority, stock exchange and/or quotation system (in the case of a delisting in response to the Directive, outside the European Union) as you shall reasonably request. However, if such an alternative listing is not available to the Company or is, in the Company’s opinion, burdensome, an alternative listing for such Series J Notes need not be considered by the Company. In addition, for so long as any Series J Notes are admitted to listing, trading and/or quotation by a listing authority, stock exchange and/or quotation system, and such listing authority, stock exchange and/or quotation system so requires, the Company will maintain in such place as the relevant Series J Notes are listed, a paying agent in respect of the Series J Notes, as required.

(p)  In respect of any Program Securities which have a maturity of less than one year where either (a) the issue proceeds of such Program Securities are received by the Company in the United Kingdom or (b) the activity of issuing such Program Securities is carried on from an establishment maintained by the Company in the United Kingdom, the Company will issue such Program Securities only if the following conditions apply (or the Program Securities can otherwise be issued without contravention of Section 19 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)): (i) you represent, warrant and agree in the terms relating to the Program Securities set out in Section 7(d); and (ii) the redemption value of each such Program Security is not less than ₤100,000 (or an amount of equivalent value denominated wholly or partly in a currency other than sterling), and no part of any Program Security may be transferred unless the redemption value of that part is not less than ₤100,000 (or such an equivalent amount).

4.  Conditions of the Obligations of the Agent. Your obligation to solicit offers to purchase Program Securities as agent of the Company, your obligation to purchase Program Securities as principal pursuant to any Notes Terms Agreement and the obligation of any other purchaser to purchase Program Securities will be subject to the accuracy of the representations and warranties on the part of the Company herein, to the accuracy of the statements of the Company’s officers made in each certificate furnished pursuant to the provisions hereof and to the performance and observance by the Company of all covenants and agreements herein contained on its part to be performed and observed (in the case of your obligation to solicit offers to purchase Program Securities, at the time of such solicitation, and, in the case of your or any other purchaser’s obligation to purchase Program Securities, at the time the Company accepts the offer to purchase such Program Securities and at the time of issuance and delivery) and (in each case) to the following additional conditions precedent when and as specified:

(a)  Prior to such solicitation or purchase, as the case may be:

(i)  there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its consolidated subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Program Securities on the terms and in the manner contemplated by the Time of Sale Prospectus;

(ii)  there shall not have occurred such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in your view be likely to prejudice materially the success of the offering and distribution of the Program Securities or dealings in the Program Securities in the secondary market; and

(iii)  there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the securities of the Company or in the rating outlook for the Company by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act, or Rating and Investment Information, Inc.;

(A) except, in each case described in paragraph (i), (ii) or (iii) above, as disclosed to you in writing by the Company prior to such solicitation or, in the case of a purchase of Program Securities, before the offer to purchase such Program Securities was made or (B) unless in each case described in (ii) above, the relevant event shall have occurred and been known to you prior to such solicitation or, in the case of a purchase of Program Securities, before the offer to purchase such Program Securities was made.

(b)  On the Commencement Date and, if called for by any Notes Terms Agreement, on the corresponding Settlement Date, you shall have received:

(i)  The opinion, dated as of such date, of Davis Polk & Wardwell LLP, special counsel to the Company, or of other counsel satisfactory to you and who may be an officer of the Company, to the effect that:

(A)  the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended;

(B)  the Company has the corporate power and authority to own its property and to conduct its business as described in the Prospectus, as amended or supplemented, and the Time of Sale Prospectus, if applicable, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its consolidated subsidiaries, taken as a whole;

(C)  each of Morgan Stanley & Co. LLC and Morgan Stanley International Holdings Inc. is validly existing as a limited liability company or corporation, as applicable, in good standing under the laws of the jurisdiction of its formation or incorporation, as applicable, has the power and authority to own its property and to conduct its business as described in the Prospectus, as amended or supplemented, and the Time of Sale Prospectus, if applicable, and, to the best of such counsel’s knowledge, is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its consolidated subsidiaries, taken as a whole;

(D)  each of the Company and, to the best of such counsel’s knowledge, Morgan Stanley & Co. LLC and Morgan Stanley International Holdings Inc. has all necessary consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, to own, lease, license and use its properties and assets and to conduct its business in the manner described in the Prospectus, as amended or supplemented, and the Time of Sale Prospectus, if applicable, except to the extent that the failure to obtain or file would not have a material adverse effect on the Company and its consolidated subsidiaries, taken as a whole;

(E)  each of this Agreement and any applicable Written Notes Terms Agreement has been duly authorized, executed and delivered by the Company;

(F)  the Indenture has been duly qualified under the Trust Indenture Act and each of the Indenture and the ICSD Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel need not express an opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of Notes or Purchase Contracts to the extent determined to constitute unearned interest;

(G)  the forms of Notes (including the forms of Indenture Pre-paid Purchase Contracts) have been duly authorized and established in conformity with the provisions of the relevant Indenture and [certain terms of the Notes have been established pursuant to resolutions of the Board of Directors of the Company and Officer’s Certificates (as defined in the Indenture) dated the date of such opinion and, when such other terms as are to be established by the officers of the Company given authority to do so by the Board of Directors shall have been established, all such terms will have been duly authorized by the Company and will have been established in conformity with the provisions of the relevant Indenture,]1 [the terms of the Notes have been established pursuant to resolutions of the Board of Directors of the Company and all such terms have been duly authorized by the Company and have been established in conformity with the provisions of the relevant Indenture,]2 and, if the Notes and the Indenture Pre-paid Purchase Contracts had been duly executed by the Company and authenticated by the relevant Trustee or its duly appointed agent, and, if the Notes were issued under the NSS, had been properly effectuated by the CSK, on the date of such opinion in accordance with the provisions of the relevant Indenture, all conditions precedent provided for in the applicable Indenture that relate to the authentication and delivery of the Notes and the Indenture Pre-paid Purchase Contracts would have been complied with and if the Notes and Indenture Pre-paid Purchase Contracts had been delivered to and duly paid for by the purchasers thereof on the date of such opinion, such Notes and the Indenture Pre-paid Purchase Contracts would be entitled to the benefits of such Indenture and would be valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel need not express an opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of Notes or Purchase Contracts to the extent determined to constitute unearned interest;

1 To be included in an opinion delivered on the Commencement Date.

2 To be included in an opinion called for by a Notes Terms Agreement.

(H)  the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Notes, the Indenture Pre-paid Purchase Contracts, the Indenture and any applicable Notes Terms Agreement (each, a “Document” and collectively, the “Documents”) will not contravene any provision of applicable law or the certificate of incorporation or bylaws of the Company or, to the best of such counsel’s knowledge, any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its consolidated subsidiaries, taken as a whole, or, to the best of such counsel’s knowledge, any judgment, order or decree of any U.S. governmental body, agency or court having jurisdiction over the Company or any of its consolidated subsidiaries;

(I)  no consent, approval, authorization or order of, or qualification with, any governmental body or agency under the laws of the State of New York or any federal law of the United States of America that in such counsel’s experience is normally applicable in relation to transactions of the type contemplated by the Documents, or the General Corporation Law of the State of Delaware, is required for the execution, delivery and performance by the Company of its obligations under the Documents, except such as may be required under federal or state securities or blue sky laws as to which such counsel need not express an opinion; provided, however, that such counsel need not express an opinion on whether the purchase of the Program Securities constitutes a “prohibited transaction” under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended;

(J)  the statements relating to legal matters, documents or proceedings included (1) in the Prospectus, as then amended or supplemented, and the Time of Sale Prospectus, if applicable, under the captions “Description of Notes” (in the applicable prospectus supplement), “Description of Debt Securities” (in the Basic Prospectus), “Plan of Distribution (Conflicts of Interest)” (in the applicable prospectus supplement and the Basic Prospectus) and “Description of Purchase Contracts” (in the Basic Prospectus), (2) in the Registration Statement, as then amended or supplemented, under Item 15, (3) in “Item 3. Legal Proceedings” of Part I of the most recent annual report on Form 10-K incorporated by reference in the Prospectus and the Time of Sale Prospectus, if applicable, and (4) in “Item 1. Legal Proceedings” of Part II of the quarterly reports on Form 10-Q, if any, filed since such annual report and incorporated by reference in the Prospectus and the Time of Sale Prospectus, if applicable, in each case fairly summarize in all material respects such matters, documents or proceedings;

(K)  after due inquiry, such counsel does not know of any legal or governmental proceedings pending or threatened to which the Company or any of its consolidated subsidiaries is a party or to which any of the properties of the Company or any of its consolidated subsidiaries is subject that are required to be described in the Registration Statement or the Prospectus, as then amended or supplemented, and are not so described or of any U.S. federal or state statutes, regulations, contracts or other documents governed by U.S. federal or state law that are required to be described in the Registration Statement or the Prospectus, as then amended or supplemented, or to be filed or incorporated by reference as exhibits to such Registration Statement that are not described, filed or incorporated by reference as required;

(L)  the Company is not, and after giving effect to the offering and sale of the Program Securities and the application of the proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(M)  the Registration Statement is effective under the Securities Act and, to the best of such counsel’s knowledge and information, no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceeding for that purpose has been initiated or threatened by the Commission; and

(N)  (1) in the opinion of such counsel (A) each document filed pursuant to the Exchange Act and incorporated by reference in the Registration Statement and the Prospectus, as then amended or supplemented, and the Time of Sale Prospectus, if applicable (except for the financial statements and financial schedules and other financial or accounting data included therein, as to which such counsel need not express any opinion), appears on its face to be appropriately responsive as of its filing date in all material respects to the requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder and (B) the Registration Statement and the Prospectus, as then amended or supplemented, if applicable (except for the financial statements and financial schedules and other financial or accounting data included therein and except for those parts of the Registration Statement that constitute the Forms T-1, as to which such counsel need not express any opinion), appear on their face to be appropriately responsive in all material respects to the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder, and (2) nothing has come to the attention of such counsel that causes such counsel to believe that, insofar as relevant to the offering of the Program Securities, (A) the Registration Statement (except for the financial statements and financial schedules and other financial or accounting data included therein and except for those parts of the Registration Statement that constitute Forms T-1, as to which such counsel need not express any belief) as of the date of such opinion or the Time of Sale, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (B) the Time of Sale Prospectus (except for the financial statements and financial schedules and other financial or accounting data included therein, as to which such counsel need not express any belief), if any, as amended or supplemented, if applicable, as of the Time of Sale contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (C) the Prospectus (except for the financial statements and financial schedules and other financial or accounting data included therein, as to which such counsel need not express any belief), as amended or supplemented, if applicable, as of the date of such opinion or the Time of Sale, as applicable, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that in the case of an opinion delivered on the Commencement Date or pursuant to Section 5(b), the opinion and belief set forth in clauses 1(B)(with respect to the Prospectus only) and 2(C) above shall be deemed not to cover information concerning an offering of particular Notes to the extent such information will be set forth in a supplement to the Basic Prospectus.

(ii)  The opinion, dated as of such date, of Sidley Austin llp, your special counsel, covering the matters in subparagraphs (E), (F), (G) and (J) (with respect to statements in the Prospectus and the Time of Sale Prospectus, if applicable, as then amended or supplemented, under the captions “Description of Notes” (in the applicable prospectus supplement), “Description of Debt Securities” (in the Basic Prospectus), “Plan of Distribution (Conflicts of Interest)” (in the applicable prospectus supplement and in the Basic Prospectus) and “Description of Purchase Contracts” (in the Basic Prospectus) and clauses 4(b)(i)(N)(2)(A), 4(b)(i)(N)(2)(B) and 4(b)(i)(N)(2)(C) above.

Notwithstanding the foregoing, the opinions described in Sections 4(b)(i)(G) (except as to due authorization of the Notes and Indenture Pre-paid Purchase Contracts), 4(b)(i)(H), 4(b)(i)(I), 4(b)(i)(J)(1) and 4(b)(i)(N)(2)(A), 4(b)(i)(N)(2)(B) and 4(b)(i)(N)(2)(C), when contained in an opinion delivered on the Commencement Date or pursuant to Section 5(b), shall be deemed not to address the application of the Commodity Exchange Act, as amended, or the rules, regulations or interpretations of the Commodity Futures Trading Commission to Program Securities the payments of principal or interest on which, or any other payments with respect to which, will be determined by reference to one or more currency exchange rates, commodities, securities of entities affiliated or unaffiliated with the Company, baskets of such securities, equity indices or other factors.

With respect to Section 4(b)(i)(N) above, if such opinion is given by counsel who is also an officer of the Company, such counsel may state that his or her opinions and beliefs are based upon his or her participation, or the participation of someone under his or her supervision, in the preparation of the Registration Statement, the Time of Sale Prospectus and the Prospectus and any amendments or supplements thereto and review and discussion of the contents thereof, but are without independent check or verification, except as specified. With respect to Section 4(b)(i)(N) above, Sidley Austin llp and, if Davis Polk & Wardwell LLP is giving such opinion, Davis Polk & Wardwell LLP may state that their opinions and beliefs are based upon their participation in the preparation of the Registration Statement, the Time of Sale Prospectus, the Prospectus, the preliminary prospectus supplement, if any, any identified free writing prospectuses (but not including documents incorporated therein by reference) and upon review and discussion of the contents of the Registration Statement, the Time of Sale Prospectus and the Prospectus (including documents incorporated therein by reference), but are without independent check or verification, except as specified.

(iii)  The opinion, dated as of such date, of Davis Polk & Wardwell LLP, special counsel to the Company, to the effect that the statements set forth under the caption “United States Federal Taxation” in the Basic Prospectus and the applicable prospectus supplement, insofar as such statements relate to statements of law or legal conclusions under the laws of the United States or matters of United States law, fairly and accurately summarize the matters referred to therein.

The opinion of Davis Polk & Wardwell LLP described in Section 4(b)(iii) and in Section 4(b)(i), if such opinion is given by Davis Polk & Wardwell LLP, shall be rendered to you at the request of the Company and shall so state therein.

(c)  On the Commencement Date and, if called for by any Notes Terms Agreement, on the corresponding Settlement Date, you shall have received a certificate, dated the Commencement Date or such Settlement Date, as the case may be, and signed by an officer of the Company to the effect set forth in Section 4(a)(iii) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of such date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied on or before such date.

The officer signing and delivering such certificate may rely upon the best of his knowledge as to proceedings threatened.

(d)  On the Commencement Date and, if called for by any Notes Terms Agreement, on the corresponding Settlement Date, the Company’s public accountants shall have furnished to you a letter or letters, dated as of the Commencement Date or such Settlement Date, as the case may be, in form and substance satisfactory to you containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Registration Statement, the Time of Sale Prospectus and the Prospectus, as then amended or supplemented; provided that each letter so furnished shall use a “cut-off date” no more than three business days prior to the date of such letter.

(e)  On the Commencement Date and on each Settlement Date, the Company shall have furnished to you such appropriate further information, certificates and documents as you may reasonably request.

5.  Additional Agreements of the Company. (a) Each time the Registration Statement or Prospectus is amended or supplemented (other than by an amendment or supplement providing solely for (i) in the case of Notes, a change in the interest rates, redemption provisions, amortization schedules or maturities offered on the Notes, or (ii) a change you deem to be immaterial), the Company will deliver or cause to be delivered forthwith to you a certificate signed by an executive officer of the Company, dated the date of such amendment or supplement, as the case may be, in form reasonably satisfactory to you, of the same tenor as the certificate referred to in Section 4(c) relating to the Registration Statement or the Prospectus as amended or supplemented to the time of delivery of such certificate.

(b)  Each time the Company furnishes a certificate pursuant to Section 5(a) (other than any amendment or supplement to the Registration Statement or Prospectus caused by the filing of a Current Report on Form 8-K unless you shall reasonably request based on disclosure included or omitted from such Report), the Company will furnish or cause to be furnished forthwith to you a written opinion of counsel for the Company. Any such opinion shall be dated the date of such amendment or supplement, as the case may be, shall be in a form satisfactory to you and shall be of the same tenor as the opinions referred to in Section 4(b), but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion. In lieu of such opinion, counsel last furnishing such an opinion to you may furnish to you a letter to the effect that you may rely on such last opinion to the same extent as though it were dated the date of such letter (except that statements in such last opinion will be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented to the time of delivery of such letter).

(c)  Each time the Registration Statement or the Prospectus is amended or supplemented to set forth amended or supplemental financial information or such amended or supplemental information is incorporated by reference in the Prospectus, the Company shall cause its independent auditors forthwith to furnish you with a letter, dated the date of such amendment or supplement, as the case may be, in form satisfactory to you, of the same tenor as the letter referred to in Section 4(d), with regard to the amended or supplemental financial information included or incorporated by reference in the Registration Statement or the Prospectus as amended or supplemented to the date of such letter; provided that each letter so furnished shall use a “cut-off date” no more than three business days prior to the date of such letter.

6.  Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless you and each person, if any, who controls you within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each of your affiliates within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any “road show” as defined in Rule 433(h) under the Securities Act (a “road show”), or the Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to you furnished to the Company in writing by you expressly for use therein.

(b)  You agree, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to you, but only with reference to information relating to you furnished to the Company in writing by you expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus, road show, or the Prospectus or any amendments or supplements thereto.

(c)  In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either Section 6(a) or 6(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by you, in the case of parties indemnified pursuant to Section 6(a), and by the Company, in the case of parties indemnified pursuant to Section 6(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)  To the extent the indemnification provided for in Section 6(a) or 6(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein in connection with any offering of Program Securities, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and you on the other hand from the offering of such Program Securities or (ii) if the allocation provided by clause 6(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 6(d)(i) above but also the relative fault of the Company on the one hand and you on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and you on the other hand in connection with the offering of such Program Securities shall be deemed to be in the same respective proportions as the total net proceeds from the offering of such Program Securities (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by you in respect thereof as set forth in the Prospectus. The relative fault of the Company on the one hand and of you on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by you and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Your obligations to contribute pursuant to this Section 6 are several in proportion to the respective principal amounts of Program Securities you have purchased in any offering of Program Securities hereunder, and not joint.

(e)  The Company and you agree that it would not be just or equitable if contribution pursuant to this Section 6 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 6(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 6(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6, you shall not be required to contribute any amount in excess of the amount by which the total price at which the Program Securities referred to in Section 6(d) above that were offered and sold to the public through you exceeds the amount of any damages that you have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)  The indemnity and contribution provisions contained in this Section 6 and the representations, warranties and other statements of the Company, its officers and you contained in or made pursuant to this Agreement or any Notes Terms Agreement shall remain operative and in full force and effect, regardless of (i) any termination of this Agreement or any such Notes Terms Agreement, (ii) any investigation made by or on behalf of you or any person controlling you, any of your affiliates or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Program Securities.

7.  Offering Restrictions. You hereby represent to the Company and agree with respect to the Program Securities that:

(a)  In respect of any offer of Program Securities on or after January 1, 2018, unless the Time of Sale Prospectus or the Prospectus in respect of any Program Securities specifies the “Prohibition of Sales to EEA Retail Investors” as “Not Applicable”, you will not offer, sell or otherwise make available any Program Securities which are the subject of the offering contemplated by the Time of Sale Prospectus or the Prospectus in relation thereto to any retail investor in the European Economic Area. For the purposes of this provision:

(i)  the expression “retail investor” means a person who is one (or more) of the following:

(A)  a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or

(B)  a customer within the meaning of Directive 2002/92/EC (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C)  not a qualified investor as defined in the Prospectus Directive (as defined in Section 7(b) below); and

(ii)  the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Program Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Program Securities.

(b)  Prior to January 1, 2018, and from that date if the Time of Sale Prospectus or the Prospectus in respect of any Program Securities specifies the “Prohibition of Sales to EEA Retail Investors” as “Not Applicable”, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), you will not make an offer of Program Securities which are the subject of the offering contemplated by any free writing prospectus relating to the Program Securities, the Prospectus and the Time of Sale Prospectus to the public in that Relevant Member State except that you may, with effect from and including the Relevant Implementation Date, make an offer of such Program Securities to the public in that Relevant Member State at any time:

(i)  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii)  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant agent, underwriter or dealer nominated by the Company for any such offer; or

(iii)  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Program Securities referred to in (i) to (iii) above shall require the Company or any agent, underwriter or dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this Section 7(b), the expression an “offer of Program Securities to the public” in relation to any Program Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Program Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Program Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive

2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

(c)  With respect to Program Securities to be offered or sold in the United Kingdom, (1) you have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by you in connection with the issue or sale of the Program Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company, and (2) you have complied and will comply with all applicable provisions of the FSMA with respect to anything done by you in relation to the Program Securities in, from or otherwise involving the United Kingdom.

(d)  With respect to any Program Securities that have a maturity of less than one year, (x) you are a person whose ordinary activities involve you in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of your business, and (y) you have not offered or sold and will not offer or sell any Program Securities other than to persons:

(A)  whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses; or

(B)  who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses,

where the issue of the Program Securities would otherwise constitute a contravention of Section 19 of the FSMA by the Company.

(e)  The Program Securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No.25 of 1948, as amended, the “FIEA”). You will not offer or sell any Program Securities, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Law No. 228 of 1949, as amended)) or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of and otherwise in compliance with the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

(f)  You will not offer or sell, directly or indirectly, any Program Securities in the Republic of France and will not distribute or cause to be distributed in the Republic of France the Prospectus or any other offering material relating to the Program Securities, except to qualified investors (investisseurs qualifiés) as defined in and in accordance with Articles L.411-2 and D.411-1 of the French Code Monétaire et Financier.

(g)  The contents of the Prospectus have not been reviewed or approved by any regulatory authority in Hong Kong. The Prospectus does not constitute an offer or invitation to the public in Hong Kong to acquire Program Securities. Accordingly, no person may issue or have in its possession for the purpose of issue, the Prospectus or any advertisement, invitation or document relating to the Program Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong, except (i) where the Program Securities are only intended to be offered to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder), (ii) in circumstances which do not result in the Prospectus being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (“CO”), or (iii) in circumstances which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the Program Securities is personal to the person to whom the Prospectus has been delivered by or on behalf of Morgan Stanley, and a subscription for Program Securities will only be accepted from such person. No person to whom a copy of the Prospectus is issued may copy, issue or distribute the Prospectus to any other person.

(h)  Neither any free writing prospectus relating to the Program Securities nor the Prospectus has been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore, as amended (the “SFA”) by the Monetary Authority of Singapore and the Program Securities will be offered pursuant to exemptions under the SFA.  Accordingly, any free writing prospectus relating to the Program Securities, the Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Program Securities may not be circulated or distributed, nor may the Program Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA (an “Institutional Investor”)) pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA (an “Accredited Investor”)) or other relevant person (as defined in Section 275(2) of the SFA (a “Relevant Person”)) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.  You understand that where Program Securities are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(i)  a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(ii)  a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

shares, debentures and units of shares and debentures of that corporation and the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred for six months after that corporation or that trust has subscribed for or acquired the Program Securities except:

(A)  to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(B)  where no consideration is or will be given for the transfer;

(C)  where the transfer is by operation of law;

(D)  as specified in Section 276(7) of the SFA; or

(E)  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

(i)  The Program Securities may not be offered or sold, directly or indirectly, in or from Switzerland except in circumstances that will not result in the offer of the Program Securities being a public offering in Switzerland within the meaning of the Swiss Federal Code of Obligations (“CO”). Neither the free writing prospectus relating to the Program Securities, the Prospectus nor any other offering or marketing material relating to the Program Securities constitutes a prospectus as that term is understood pursuant to Article 652a or 1156 CO or a listing prospectus pursuant to the listing rules of SIX Swiss Exchange, and neither the free writing prospectus relating to the Program Securities, the Prospectus nor any other offering material relating to the Program Securities may be publicly distributed or otherwise made publicly available in Switzerland. The Program Securities are not authorized by or registered with the Swiss Financial Market Supervisory Authority as a foreign collective investment scheme. Therefore, investors do not benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Financial Market Supervisory Authority.

(j)  Without prejudice to the provisions of this Section 7 above, you will not purchase, deliver, offer or sell any Program Securities, or possess or distribute offering material in relation to such Program Securities, in any jurisdiction if such purchase, delivery, offer or sale or the possession or distribution of such offering material would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such purchase, delivery, offer or sale or the possession or distribution by you or for or on behalf of the Company unless such consent, approval or permission has been previously obtained. Without prejudice to the provisions of this Section 7 above and subject to the obligations of the Company set forth in Section 3 of this Agreement, the Company shall have no responsibility for, and you will obtain, any consent, approval or permission required by you for the subscription, offer, sale or delivery by you of Program Securities, or the possession or distribution of any offering materials, under the laws and regulations in force in any jurisdiction to which you are subject or in or from which you make any subscription, offer, sale or delivery.

8.  Position of the Agent. In acting under this Agreement and in connection with the sale of any Program Securities by the Company (other than Program Securities sold to you pursuant to a Notes Terms Agreement), you are acting solely as agent of the Company and do not assume any obligation towards or relationship of agency or trust with any purchaser of Program Securities. You shall make reasonable efforts to assist the Company in obtaining performance by each purchaser whose offer to purchase Program Securities has been solicited by you and accepted by the Company, but you shall not have any liability to the Company in the event any such purchase is not consummated for any reason. If the Company shall default in its obligations to deliver Program Securities to a purchaser whose offer it has accepted, the Company shall hold you harmless against any loss, claim, damage or liability arising from or as a result of such default and shall, in particular, pay to you the commission you would have received had such sale been consummated.

9.  Termination. This Agreement may be terminated at any time either by the Company or by you upon the giving of written notice of such termination to the other parties hereto, but without prejudice to any rights, obligations or liabilities of the other parties hereto accrued or incurred prior to such termination. The termination of this Agreement shall not require termination of any Notes Terms Agreement, and the termination of any such Notes Terms Agreement shall not require termination of this Agreement. If this Agreement is terminated, the provisions of the third paragraph of Section 2(a), the last sentence of Section 3(e) and Sections 3(f), 3(j), 3(k), 6, 7, 8, 10, 11 and 13 shall survive; provided that if at the time of termination an offer to purchase Program Securities has been accepted by the Company but the time of delivery to the purchaser or its agent of such Program Securities has not occurred, the provisions of Sections 1, 2(b), 2(c), 3(d), 3(f), 3(g), 3(h), 3(i), 3(l), 4 and 5 shall also survive until such delivery has been made.

10.  Notices. All communications hereunder will be in writing and effective only on receipt, and (a) if sent to Morgan Stanley & Co. International plc, will be mailed, delivered or telefaxed and confirmed to Morgan Stanley & Co. International plc, 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom, to the attention of Global Capital Markets – Head of Transaction Management Group (Telephone No.: +44-20-7677-7799; Telecopy No.: +44-20-7056-4984) and (b) if sent to the Company, will be mailed, delivered or telefaxed and confirmed to Morgan Stanley, 1585 Broadway, New York, New York 10036, Attention: Treasurer; Facsimile No.: 212-762-7337 (or to such other address as the Company may designate).

11.  Successors. This Agreement and any Notes Terms Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors and controlling persons referred to in Section 6 and the purchasers of Notes (to the extent expressly provided in Section 4), and no other person will have any right or obligation hereunder.

12.  Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.  Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

14.  Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

15.  Recognition of Bail-in. Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between any of the parties hereto, each of the parties acknowledges, accepts, and agrees that any BRRD Liability of a BRRD Party hereto arising under this Agreement may be subject to the exercise of Statutory Loss Absorption Powers by the Relevant Resolution Authority and acknowledges, accepts, consents to and agrees to be bound by:

(a)  the effect of the exercise of any Statutory Loss Absorption Powers by the Relevant Resolution Authority, which exercise (without limitation) may include and result in any of the following, or a combination thereof:

(i)  the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)  the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of another person (and the issue to or conferral on it of such shares, securities or obligations);

(iii)  the cancellation of the BRRD Liability; or

(iv)  the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b)  the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of any Statutory Loss Absorption Powers by the Relevant Resolution Authority.

For the purposes of this Section 15,

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time;

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, as amended or replaced from time to time;

“BRRD Liability” means a liability in respect of which the relevant Statutory Loss Absorption Powers in the applicable Bail-in Legislation may be exercised;

“BRRD Party” means any party hereto that is subject to Statutory Loss Absorption Powers;

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499;

“Relevant Resolution Authority” means, in relation to any BRRD Party, the resolution authority with the ability to exercise any Statutory Loss Absorption Powers as defined in this Section 15; and

“Statutory Loss Absorption Powers” means any write-down, conversion, transfer, modification, suspension or similar or related power existing from time to time under, and exercised in compliance with, any applicable laws, regulations, rules or requirements pursuant to the applicable Bail-in Legislation.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and you.

Very truly yours,

MORGAN STANLEY

By:	/s/ Kevin Sheehan
Name: Kevin Sheehan
Title: Assistant Treasurer

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

MORGAN STANLEY & CO.
INTERNATIONAL PLC

By:	/s/ Valentino Belgioioso
Name: Valentino Belgioioso
Title: Vice President

EXHIBIT A

MORGAN STANLEY

GLOBAL MEDIUM-TERM NOTES, SERIES [J][K]

NOTES TERMS AGREEMENT

_____________, 20__

Morgan Stanley
1585 Broadway
New York, New York 10036

Attention:

Re:	Euro Distribution Agreement dated November 16, 2017 (the “Euro Distribution Agreement”)

The undersigned agrees to purchase your Global Medium-Term Notes, Series [J][K], [specified designation] (the “Notes”) having the terms set forth below. The offering of the Notes will be made pursuant to a Prospectus dated November 16, 2017, as supplemented by a Prospectus Supplement dated November 16, 2017 [[,] [and] [a preliminary Pricing Supplement No. [ ] dated [ ]][,] [and] [a free writing prospectus dated [ ]][,] [and] [a Term Sheet dated [ ]] (collectively, the “Time of Sale Prospectus”). The Notes are expected to have the terms set forth below, but the final terms of the Notes will be those set forth in the Time of Sale Prospectus.

All Notes	Fixed Rate Notes	Floating Rate Notes
Principal Amount:	Interest Rate:	Base Rate:
Purchase Price:	Applicability of Modified Payment upon Acceleration:	Index Maturity:
Price to Public:	If yes, state issue price:	Spread (Plus or Minus):
Settlement Date and Time:	Amortization Schedule:	Spread Multiplier:
Place of Delivery:	Applicability of Annual Interest Payments:	Alternate Rate Event Spread:
Specified Currency:	Denominated Currency (if any):	Initial Interest Rate:
Original Issue Date:	Indexed Currency or	Initial Interest Reset Date:

All Notes	Fixed Rate Notes	Floating Rate Notes
Currencies (if any):
Interest Accrual Date:	Payment Currency (if any):	Interest Reset Dates:
Interest Payment Date(s):	Exchange Rate Agent (if any):	Interest Reset Period:
Interest Payment Period:	Reference Dealers:	Maximum Interest Rate:
Maturity Date:	Face Amount (if any):	Minimum Interest Rate:
Optional Repayment Date(s):	Fixed Amount of each Indexed Currency (if any):	Calculation Agent:
Optional Redemption Date(s):	Aggregate Fixed Amount of each Indexed Currency (if any):	Reporting Service:
Initial Redemption Date:		Index Currency:
Initial Redemption Percentage:		Designated CMT Telerate Page:
Annual Redemption Percentage Reduction:		Designated CMT Maturity Index:
Redemption Percentage at Maturity:
Ranking:
Series:
Minimum Denominations:
Form:
Issued under the New Safekeeping Structure (“NSS”): [Yes/No]

All Notes	Fixed Rate Notes	Floating Rate Notes
If the Notes are issued under the NSS, are they intended to be held in a manner that would allow eligibility as collateral for Eurosystem intra-day credit and monetary policy operations? [Yes]
Other Terms:

The provisions of Sections 1, 2(b) and 2(c) and 3 through 7 and 10 through 14 of the Euro Distribution Agreement and the related definitions are incorporated by reference herein and shall be deemed to have the same force and effect as if set forth in full herein. [For purposes of Section 7(a) of the Euro Distribution Agreement, the “Prohibition of Sales to EEA Retail Investors” is “Not Applicable.”]3

This Agreement is also subject to termination on the terms incorporated by reference herein. If this Agreement is so terminated, the provisions of Sections 3(j), 6, 10, 11 and 13 of the Euro Distribution Agreement shall survive for the purposes of this Agreement.

The following information, opinions, certificates, letters and documents referred to in Section 4 of the Euro Distribution Agreement will be required: ________________.

MORGAN STANLEY & CO.
INTERNATIONAL PLC

By:
Name:
Title:

Accepted:

MORGAN STANLEY

By:
Name:
Title:

3 Insert for any agreements with respect to offers and sales that may occur on or after January 1, 2018.

EXHIBIT B

MORGAN STANLEY

GLOBAL MEDIUM TERM NOTES, SERIES J AND SERIES K

ADMINISTRATIVE PROCEDURES
_________________________________

Explained below are the administrative procedures and specific terms of the offering of (i) Global Medium Term Notes, Series J (the “Series J Notes”), (ii) Global Medium Term Notes, Series K (the “Series K Notes” and, together with the Series J Notes, the “Notes”), on a continuous basis by Morgan Stanley (the “Company”) pursuant to the Euro Distribution Agreement dated November 16, 2017 (as may be amended from time to time, the “Distribution Agreement”) between the Company and Morgan Stanley & Co. International plc (the “Agent”). The Notes will be issued in registered form without coupons (“Registered Notes”). Notes issued in global registered form (“Global Registered Notes”) will be issued either under the Classic Safekeeping Structure (“CSS”) or under the New Safekeeping Structure (“NSS”).

The Notes will be issued as senior indebtedness of the Company. The Notes will be issued pursuant to the provisions of a senior indenture dated as of November 1, 2004 (as supplemented by the First Supplemental Senior Indenture dated as of September 4, 2007, the Second Supplemental Senior Indenture dated as of January 4, 2008, the Third Supplemental Senior Indenture dated as of September 10, 2008, the Fourth Supplemental Senior Indenture dated as of December 1, 2008, the Fifth Supplemental Senior Indenture dated as of April 1, 2009, the Sixth Supplemental Senior Indenture dated as of September 16, 2011, the Seventh Supplemental Senior Indenture dated as of November 21, 2011, the Eighth Supplemental Senior Indenture dated as of May 4, 2012, the Ninth Supplemental Senior Indenture dated as of March 10, 2014 and the Tenth Supplemental Senior Indenture dated as of January 11, 2017 and as may be further supplemented or amended from time to time, the “Indenture”), between the Company and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), as trustee. Purchase contracts (“Purchase Contracts”) that require holders to satisfy their obligations thereunder when such Purchase Contracts are issued are referred to as “Pre-paid Purchase Contracts.” Pre-paid Purchase Contracts that settle in cash (“Cash-settled Pre-paid Purchase Contracts”) generally will be issued under the Indenture. Pre-paid Purchase Contracts that do not settle in cash (“Physically-settled Pre-paid Purchase Contracts”) may be issued under the Indenture (such Physically-settled Pre-paid Purchase Contracts, together with the Cash-settled Pre-paid Purchase Contracts, the “Indenture Pre-paid Purchase Contracts”).

In the Distribution Agreement, the Agent has agreed to use reasonable efforts to solicit purchases of the Notes, and the administrative procedures explained below will govern the issuance and settlement of any Notes sold through the Agent, as agent of the Company. The Agent, as principal, may also purchase Notes for its own account, and the Company and the Agent will enter into a terms agreement (a “Notes Terms Agreement”), as contemplated by the Distribution Agreement. The administrative procedures explained below will govern the issuance and settlement of any Notes purchased by the Agent, as principal, unless otherwise specified in the applicable Notes Terms Agreement.

The Bank of New York Mellon, London Branch (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), (“The Bank of New York Mellon”), has initially been appointed the (i) Calculation Agent and Principal Paying Agent for the Notes (and any Indenture Pre-Paid Purchase Contracts) and (ii) the Registrar for the Registered Notes, and will perform the duties specified herein. As used herein, the term “Principal Paying Agent” shall mean The Bank of New York Mellon, London Branch, in connection with the authentication and delivery of the Notes outside the United States pursuant to the terms of the Indenture. Application may be made for Series J Notes, in certain circumstances described in the Prospectus and Time of Sale Prospectus (as such terms are defined in the Distribution Agreement), to be admitted to listing, trading and/or quotation by a listing authority, stock exchange and/or quotation system. Series K Notes will not be listed on any stock exchange. The Company has appointed Morgan Stanley & Co. International plc as the authorized adviser for purposes of applications to admit Series J Notes, if it is determined that Series J Notes are to be so admitted to listing, trading and/or quotation by any listing authority, stock exchange and/or quotation system.

Global Registered Notes issued under the CSS will be registered in the name of a nominee of a common depositary located outside the United States (a “Depositary”) for Euroclear Bank SA/NV, as operator of the Euroclear System (the “Euroclear Operator”), Clearstream Banking S.A. (“Clearstream”), and/or any other relevant clearing system (including Euroclear France). Global Registered Notes issued under the NSS will be registered in the name of a nominee of a common safekeeper (a “ CSK”) located outside the United States for the Euroclear Operator or Clearstream.

Unless otherwise defined herein, terms defined in the Indenture, the Notes, the Purchase Contracts or any prospectus supplement relating to the Notes shall be used herein as therein defined.

The Company will advise the Agent in writing of the employees of the Company with whom the Agent is to communicate regarding offers to purchase Notes and the related settlement details.

ADMINISTRATIVE PROCEDURES FOR
REGISTERED NOTES

Issuance:	Registered Notes. Each Registered Note will be dated as of the date of its authentication by The Bank of New York Mellon. Each Registered Note will also bear an Original Issue Date, which will be (i) with respect to an original Registered Note (an “Original Registered Note”) (or any portion thereof), its original issuance date (which will be the settlement date) and (ii) with respect to any Registered Note (or portion thereof) issued subsequently upon transfer or exchange of a Registered Note or in lieu of a destroyed, lost or stolen Registered Note (a “Replacement Registered Note”), the original issuance date of the predecessor Registered Note regardless of the date of authentication of such subsequently issued Registered Note.

Denominations:	Registered Notes. Unless otherwise specified in any applicable free writing prospectus, Term Sheet and Pricing Supplement, Registered Notes will be issued only in denominations of $1,000 (or, in the case of Registered Notes not denominated in U.S. dollars, the equivalent thereof in the Specified Currency, rounded to the nearest 1,000 units of the Specified Currency) or any amount in excess thereof which is an integral multiple of $1,000 (or, in the case of Registered Notes not denominated in U.S. dollars, 1,000 units of the Specified Currency).

Preparation of Pricing Supplement:	If any offer to purchase a Note is accepted by or on behalf of the Company, the Company will prepare a free writing prospectus and/or Term Sheet, if applicable, and a pricing supplement (a “Pricing Supplement”) reflecting the terms of such Note. The Company (i) will arrange to file with the Commission an electronic format document, in the manner prescribed by the EDGAR Filer Manual, of such Term Sheet and Pricing Supplement in accordance with, in the case of any free writing prospectus and/or Term Sheet, Rule 433 under the Securities Act and, in the case of the Pricing Supplement, the applicable paragraph of Rule 424(b) under the Securities Act and (ii) will, with respect to each of the free writing prospectus and/or Term Sheet, if applicable, and the Pricing Supplement, as soon as possible and in any event not later than the date on which the applicable document is filed with the Commission, deliver the number of copies of such Pricing Supplement to the Agent as the Agent shall request. The Agent will cause the free writing prospectus and/or Term Sheet, if applicable, and the Pricing Supplement to be delivered or otherwise made available, to the purchaser of the Note.

In each instance that a Pricing Supplement is prepared, the Agent will affix the Pricing Supplement to Prospectuses prior to their use. Outdated free writing prospectuses, Term Sheets, Pricing Supplements, and the Prospectuses to which they are attached (other than those retained for files), will be destroyed.

Settlement:	The receipt by the Company of immediately available funds in exchange for the delivery of an authenticated Registered Note to the Agent, and, in the case of Registered Notes issued under the NSS, the effectuation of such Registered Notes by the CSK in the manner described in “Settlement Procedures; Registered Notes” below, shall constitute “settlement” with respect to such Note. All offers accepted by the Company will be settled on the fifth Business Day next succeeding the date of acceptance pursuant to the timetable for settlement set forth below, unless the Company and the purchaser agree to settlement on another day, which shall be no earlier than the next Business Day.

Settlement Procedures; Registered Notes:	Settlement Procedures with regard to each Registered Note sold by the Company to or through the Agent (unless otherwise specified pursuant to a Notes Terms Agreement) shall be as follows:

AA.	The Agent will advise the Company by telephone that such Note is a Registered Note and of the following settlement information:

1.	Name in which such Note is to be registered (“Registered Note Owner”).

2.	Address of the Registered Note Owner and address for payment of principal and interest.

3.	Taxpayer identification number of the Registered Note Owner (if available).

4.	Principal amount.

5.	Maturity Date.

6.	Interest Payment Date(s).

7.	In the case of a Fixed Rate Registered Note, the Interest Rate, whether such Note is an Amortizing Note and, if so, the amortization schedule, or, in the case of a Floating Rate Registered Note, the Initial Interest Rate (if known at such time), Interest Payment Dates, Interest Payment Period, Calculation Agent, Base Rate, Index Maturity, Index Currency, Interest Reset Period, Initial Interest Reset Date, Interest Reset Dates, Spread or Spread Multiplier (if any), Minimum Interest Rate (if any), Maximum Interest Rate (if any) and the Alternate Rate Event Spread (if any).

8.	Redemption or repayment provisions (if any).

9.	Ranking.

10.	Settlement date and time (Original Issue Date).

11.	Interest Accrual Date.

12.	Price.

13.	Agent’s commission (if any) determined as provided in the Distribution Agreement.

14.	Denominations.

15.	Specified Currency.

16.	Whether the Note is an OID Note, and if it is an OID Note, and the applicability of Modified Payment upon Acceleration (and if so, the Issue Price).

17.	Whether such Note is a Series J Note or a Series K Note.

18.	Whether such Registered Note will be issued under the NSS.

19.	If issued under the NSS, whether such Registered Note is intended to be held in a manner that would allow eligibility as collateral for Eurosystem intra-day credit and monetary policy operations.

20.	Any other applicable provisions.

BB.	The Company will advise The Bank of New York Mellon as Principal Paying Agent for the Notes, by telephone or electronic transmission (confirmed in writing at any time on the same date) of the information set forth in “Settlement Procedures; Registered Notes” “AA” above (and, in the case of any Note issued under the NSS, the Company will instruct The Bank of New York Mellon by telephone or electronic transmission (confirmed in writing at any time on the same date) to instruct the CSK to effectuate such Note), such advice to contain a representation as to the aggregate principal amount of Notes permitted to be issued hereunder after such issuance.

CC.	For definitive Registered Notes, the Company will have delivered to The Bank of New York Mellon as Principal Paying Agent for the Notes, a pre-printed four-ply packet for such Note, which packet will contain the following documents in forms that have been approved by the Company, the Agent and The Bank of New York Mellon, as Principal Paying Agent for the Notes:

1.	Note with customer confirmation.

2.	Stub One - For The Bank of New York Mellon.

3.	Stub Two - For the Agent.

4.	Stub Three - For the Company.

DD.	For definitive Registered Notes, The Bank of New York Mellon will authenticate and deliver any Note or Indenture Paid Purchase Contract through the Principal Paying Agent, if necessary, with the confirmation and Stubs One and Two to the Agent. The Agent will acknowledge receipt of the Note by stamping or otherwise marking Stub One and returning it to The Bank of New York Mellon, through the Principal Paying Agent, in the case of the Notes, if necessary. Such delivery will be made only against such acknowledgment of receipt and evidence that instructions have been given by the Agent, with respect to Notes denominated in U.S. dollars, for payment to the account of the Company at The Bank of New York

Mellon, New York, New York (or, with respect to Notes payable in a Specified Currency other than U.S. dollars, to an account maintained at a bank selected by the Company, which bank shall be located outside the United Kingdom in the case of Notes payable in a Specified Currency other than pounds sterling that mature not later than five years from and including the date of issue thereof), in immediately available funds, of an amount equal to the purchase price of such Notes less the Agent’s commission (if any). In the event that the instructions given by the Agent for payment to the account of the Company are revoked, the Company will as promptly as possible wire transfer to the account of the Agent an amount of immediately available funds equal to the amount of such payment made.

The Principal Paying Agent shall pay the Company the aggregate net proceeds received by it in immediately available funds via a transfer of funds to the U.S. dollar account of the Company with The Bank of New York Mellon in New York City (or, with respect to Notes payable in a Specified Currency other than U.S. dollars, to an account maintained at a bank selected by the Company which bank shall be located outside the United Kingdom in the case of Notes payable in a Specified Currency other than pounds sterling that mature not later than five years including the date of issue thereof) designated by the Company in writing.

EE.	For definitive Registered Notes, unless the Agent purchased such Notes as principal, the Agent will deliver (with confirmation) such Notes to the customer against payment in immediately available funds. The Agent will obtain the acknowledgment of receipt of such Notes by retaining Stub Two.

FF.	For definitive Registered Notes, The Bank of New York Mellon will send Stub Three to the Company by first-class mail. Periodically, The Bank of New York Mellon will also send to the Company a statement setting forth the principal amount of the Notes outstanding as of that date under the Indenture and setting forth a brief description of any sales of which the Company has advised The Bank of New York Mellon that have not yet been settled.

GG.	The information set forth in “Settlement Procedures; Registered Notes” “DD” through “FF” above is applicable to definitive Registered Notes. For Registered Notes issued in global form, customary settlement procedures for global registered securities applicable at the time of settlement of such Registered Notes will be followed.

Settlement Procedures Timetable; Registered Notes:	For sales by the Company of Registered Notes to or through the Agent, “Settlement Procedures; Registered Notes” “AA” through “GG” set forth above shall be completed on or before the respective times (London time) set forth below:

Settlement Procedure; Registered Notes	Time
AA	2:00 P.M. on second day before settlement date

BB	2:00 P.M. on second day before settlement date

CC	3:00 P.M. on second day before settlement date

DD-EE	2:15 P.M. on settlement date

FF	3:00 P.M. on settlement date

GG	5:00 P.M. on settlement date

HH	The applicable time periods under the customary settlement procedures applicable at the time of settlement.

Failure to Settle:	Registered Notes. If a purchaser fails to accept delivery of and make payment for any Registered Note, the Agent will notify the Company and The Bank of New York Mellon, as Registrar of the Registered Notes, by telephone and return such Note to The Bank of New York Mellon through the Principal Paying Agent, if necessary. Upon receipt of such notice, the Company will immediately wire transfer to the account of the Agent an amount equal to the amount previously credited to the Company’s account in respect of such Note. Such wire transfer will be made on the settlement date, if possible, and in any event not later than the Business Day following the settlement date. If the failure shall have occurred for any reason other than a default by the Agent in the performance of its obligations hereunder and under the Distribution Agreement, then the Company will reimburse the Agent on an equitable basis for its loss of the use of the funds during the period when they were credited to the account of the Company or The Bank of New York Mellon. Immediately upon receipt of the Registered Note in respect of which such failure occurred, The Bank of New York Mellon will mark such Note “canceled,” make appropriate entries in The Bank of New York Mellon’s records and send such Note to the Company.

Cancellation of Issuance:	If any Notes of a particular series in respect of which information has been supplied under “Settlement Procedures” above is not to be issued on a given issue date, the Issuer shall promptly notify the Principal Paying Agent and the Trustee and shall promptly confirm such notification in writing. Upon receipt of such notice, neither the Principal Paying Agent nor the Trustee shall thereafter issue or release the relevant Notes but shall, if applicable, cancel and, unless otherwise instructed by the Issuer in writing, dispose of them in accordance with their customary procedures.

Listing:	If any Series J Notes are admitted to listing, trading and/or quotation by any listing authority, stock exchange and/or quotation system, the Sponsoring Member Firm will, on a regular basis, provide the relevant listing authority, stock exchange and/or quotation system, as appropriate, with such information regarding the relevant Series J Notes as such exchange or listing authority may require.